Exhibit 99.1

BWXT Closes Amended and Restated Credit Agreement

(LYNCHBURG, Va. – Oct. 12, 2022) – BWX Technologies, Inc. (NYSE: BWXT) announced today that it has closed on an amended and restated credit agreement with Wells Fargo Bank, N.A. and other lenders that increases the company’s liquidity while improving a number of key terms for BWXT.

The amended and restated credit agreement, among other things, provides for a new $250 million Term A Loan that matures Oct. 12, 2027, which the company used to repay outstanding borrowings under its existing $750 million Revolving Credit Facility, extends the maturity date of the existing $750 million Revolving Credit Facility by approximately 2 1/2 years to Oct. 12, 2027, and modifies the leverage-based calculations and covenants under the amended and restated credit agreement to allow for the netting of up to $100 million in cash and cash equivalents.

“Securing this financing agreement is an important step for BWXT, and we appreciate our banks working closely with us to deliver the additional and extended commitments in today’s unique market environment,” said Robb LeMasters, senior vice president and chief financial officer. “The amended and restated credit agreement provides us with incremental liquidity and an extended debt maturity profile, as well as other improvements to key terms of our credit facility that will continue to provide balance sheet flexibility to support the funding of potential opportunities to create value for BWXT.”

Additional detail is available in our Form 8-K filed with the SEC today.

Forward Looking Statements

BWXT cautions that this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the use of proceeds. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, material adverse changes in economic or industry conditions generally. If one or more of these or other risks materialize, actual results may vary materially from those expected. For a more complete discussion of other risk factors, see BWXT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q. BWXT cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About BWXT

At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. Headquartered in Lynchburg, Virginia, BWXT is a Fortune 1000 and Defense News Top 100 manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, environmental remediation, nuclear medicine and space exploration. With approximately 6,700 employees, BWXT has 14 major operating sites in the U.S., Canada and the U.K. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities. Follow us on Twitter at @BWXT and learn more at www.bwxt.com.

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